Exhibit 2.1

ACQUISITION AGREEMENT

AMONG

AUTOBYTEL INC.,

AUTOBYTEL BEDROCK CORP.,

STONEAGE CORPORATION,

THE SHAREHOLDERS

OF STONEAGE CORPORATION

AND THE SERIES A HOLDERS

April 15, 2004

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXECUTION COPY

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of April 15, 2004, among AUTOBYTEL INC., a Delaware corporation (“Autobytel”), AUTOBYTEL BEDROCK CORP., a Delaware corporation and wholly-owned subsidiary of Autobytel (“Merger Sub”), STONEAGE CORPORATION, a Michigan corporation doing business as Car.com (“Target”), the Persons listed on the signature pages hereto under the heading, “Shareholders” (each a “Shareholder,” and collectively the “Shareholders”) and the Persons listed on the signature pages hereto under the heading, “Series A Holders” (each a “Series A Holder” and collectively the “Series A Holders”). The Shareholders and the Series A Holders are collectively referred to herein as the “Sellers” and each individually as a “Seller”).

RECITALS

A. The Board of Directors of Target (i) has determined that the Merger (as defined in Section 2.1 below) and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its Shareholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including, but not limited to, the provisions set forth in Section 8.6 hereof.

B. Each Shareholder, by his, her or its execution and delivery of this Agreement, adopts and approves this Agreement, the Merger, and the transactions contemplated hereby and thereby, and agrees that such execution and delivery shall be conclusive evidence of such adoption and approval for all purposes.

C. The Board of Directors of Merger Sub (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its sole stockholder, Autobytel, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

D. The Board of Directors of Autobytel has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. Execution and delivery of this Agreement by Autobytel shall be conclusive evidence of the approval by Autobytel, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following capitalized terms, when used in this Agreement, including its preamble and recitals, shall have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof unless the context requires otherwise:

“AAA” shall have the meaning set forth in Section 9.7(a) hereof.

“Actual Excess Cash” shall mean the positive amount, if any, of (a) the amount of Cash as finally determined in accordance with Section 8.6, less (b) the Minimum Cash Amount; it being understood that the amount of Cash shall be calculated prior to the application of any amounts constituting an Excess Amount to pay down Pre-Closing Debt, whether as originally calculated prior to the Effective Time or as part of the Recalculation.

“Actual Excess Working Capital” shall mean the positive amount, if any, of (a) the amount of Working Capital, as finally determined in accordance with Section 8.6, less (b) the Minimum Working Capital Amount; it being understood that the amount of Working Capital shall be calculated prior to the application of any amounts constituting an Excess Amount to pay down Pre-Closing Debt, whether as originally calculated prior to the Effective Time or as part of the Recalculation.

“Actual Pre-Closing Debt” shall mean the amount of Pre-Closing Debt, if any, as finally determined in accordance with Section 8.6; it being understood that Actual Pre-Closing Debt shall be calculated prior to the application of any adjustment required by Section 2.6(b), whether as originally calculated prior to the Effective Time or as part of the Recalculation.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; it being understood that for the purposes of this definition, the terms “controls,” “controlled,” and “control” shall have the meanings ascribed to such terms in the Securities Act.

“Agreement” shall mean this Acquisition Agreement.

“Articles of Incorporation” shall have the meaning set forth in Section 3.1 hereof.

“Audit Date” shall have the meaning set forth in Section 8.6(a) hereof.

“Audit Notice” shall have the meaning set forth in Section 8.6(a) hereof.

“Autobytel” shall mean Autobytel Inc., a Delaware corporation.

“Autobytel Balance Sheet” shall have the meaning set forth in Section 4.5 hereof.

“Autobytel Common Stock” shall mean the common stock, par value $0.001 per share, of Autobytel.

“Autobytel Disclosure Schedule” shall have the meaning set forth in Article IV hereof.

“Autobytel Financial Statements” shall have the meaning set forth in Section 4.5 hereof.

“Autobytel SEC Documents” shall have the meaning set forth in Section 4.5 hereof.

“Balance Sheet Date” shall mean February 29, 2004.

“Bylaws” shall have the meaning set forth in Section 3.1 hereof.

“Cash” shall mean the cash of Target as of the close of business on March 31, 2004, determined in accordance with GAAP applied consistently with Target’s past practices and the methodology set forth on Exhibit H, plus $859,565, which amount represents the aggregate exercise price of the options being exercised or terminated, as applicable, pursuant to the Option Exercise Agreements and the Option Termination Agreements; it being understood that no deduction to “Cash” shall be made for the amount of the Option Termination Payment.

“CERCLA” shall have the meaning set forth in Section 3.16(b) hereof.

“Certificate of Merger” shall mean the Certificate of Merger attached hereto as Exhibit A.

“Certificates” shall have the meaning set forth in Section 2.7(a) hereof.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“COBRA” shall have the meaning set forth in Section 3.9(h) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Copyrights” shall mean copyrights and registrations and applications therefor, as well as mask work rights.

“Delaware Law” shall mean the Delaware General Corporation Law.

“Disclosure Schedule” shall have the meaning set forth in Article III hereof.

“Dispute” shall have the meaning set forth in Section 9.7(a) hereof.

“Effective Time” shall have the meaning set forth in Section 2.2 hereof.

“Employment Contracts” shall have the meaning set forth in Section 3.9(a) hereof.

“Employment Loss” shall mean (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff exceeding six (6) months or (iii) a reduction in hours of work of more than fifty percent (50%) in each month of any six (6) month period.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.9(e) hereof.

“Escrow Agent” shall have the meaning ascribed to such term in the Indemnification Escrow Agreement.

“Escrow Cash Payment” shall have the meaning set forth in Section 2.7(a).

“Escrowed Consideration” shall have the meaning set forth in Section 2.7(a)(ii) hereof.

“Excess Amount” shall have the meaning set forth in Section 2.6(b)(i) hereof.

“Excess Cash” shall mean the positive amount, if any, of (a) the estimated amount of Cash, as set forth on the certificate delivered pursuant to Section 7.3(m), less (b) the Minimum Cash Amount; it being understood that the estimated amount of Cash shall be calculated prior to the application of any amounts constituting an Excess Amount to pay down Pre-Closing Debt.

“Excess Working Capital” shall mean the positive amount, if any, of (a) the estimated amount of Working Capital, as set forth on the certificate delivered pursuant to Section 7.3(m), less (b) the Minimum Working Capital Amount; it being understood that the estimated amount of Working Capital shall be calculated prior to the application of any amounts constituting an Excess Amount to pay down Pre-Closing Debt.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall have the meaning set forth in Section 2.6(a)(i) hereof.

“Exercising Optionees” shall mean Richard Eidswick, Bedrock MAJEC Partnership, David Wassman, Jack Lintol, Don Campbell, Michael Singer, Kevin Goddard, Matthew McDonald, Michael Gargano, Famous Rhodes and Staci Campbell.

“Final Merger Payment Determination” shall have the meaning set forth in Section 8.6(c) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.5 hereof.

“GAAP” shall mean generally accepted accounting principles recognized in the United States.

“Governmental Entity” shall mean any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

“Hazardous Materials” shall have the meaning set forth in Section 3.16(b) hereof.

“Holdback Escrowed Consideration” shall have the meaning set forth in Section 2.7(a)(ii) hereof.

“Indemnification Escrow Agreement” shall mean the Indemnification and Escrow Agreement attached hereto as Exhibit C.

“Indemnity Escrowed Consideration” shall have the meaning set forth in Section 2.7(a)(i) hereof.

“Intellectual Property Rights” shall mean all rights arising from or in respect of Marks, Patents, Copyrights, Trade Secrets, or Software.

“IRS” means the Internal Revenue Service.

“Licensed Software” shall have the meaning set forth in Section 3.10(e) hereof.

“Majority Holders” shall mean the holders of Target Capital Stock representing more than fifty percent (50%) of the voting power of Target.

“Management Employment Agreements” shall mean the Consulting Agreement, the employment letter agreements, the Proprietary Interest Protection and Non-Solicitation Agreements, and the Mutual Agreements to Arbitrate attached hereto as Exhibit D.

“Marks” shall mean fictional business names, trade names, trademarks, services marks, logos, Internet domain names, and general intangibles of a like nature.

“Material Adverse Effect” with respect to any Person means any effect or series of related effects that, individually or in the aggregate, is materially adverse to (i) the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that no Material Adverse Effect shall be deemed to have occurred primarily as a result of (A) such Person’s failure to meet or exceed Wall Street research analysts’ or such entity’s internal earnings estimates or projections, (B) general economic conditions affecting generally the industry in which such Person competes, (C) general market conditions in the United States or (D) any adverse effect resulting from the announcement of this Agreement or the Merger, or any other similar transaction.

“Material Contracts” shall have the meaning set forth in Section 3.11 hereof.

“Material Dealer Contract” shall have the meaning set forth in Section 3.11 hereof.

“Merger” shall have the meaning set forth in Section 2.1 hereof.

“Merger Cash” shall have the meaning set forth in Section 2.6(a)(ii) hereof.

“Merger Consideration” shall have the meaning set forth in Section 2.6(a)(ii) hereof.

“Merger Payment” shall mean the sum of the Merger Consideration and the Series A Payment.

“Merger Sub” shall mean Autobytel Bedrock Corp., a Delaware corporation.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.6(f) hereof.

“Michigan Law” shall mean the Michigan Business Corporation Act.

“Michigan Merger Filing” shall have the meaning set forth in Section 2.1 hereof.

“Minimum Cash Amount” shall mean $200,000.

“Minimum Working Capital Amount” shall mean $1,925,000.

“Option Exercise Agreements” shall mean the Option Exercise Agreements, dated as of April 14, 2004, between Target and each of the Exercising Optionees.

“Option Termination Agreements” shall mean the Option Termination Agreements, dated as April 14, 2004, between Target and each of the Terminating Optionees.

“Option Termination Payment” shall mean $290,406.

“Owned Marks” shall have the meaning set forth in Section 3.10(a) hereof.

“Owned Software” shall have the meaning set forth in Section 3.10(e) hereof.

“Owned Trade Secrets” shall have the meaning set forth in Section 3.10(d) hereof.

“Patents” shall mean patents and patent applications therefor, including, without limitation, continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon.

“Pension Plan” shall have the meaning set forth in Section 3.9(a) hereof.

“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, or other entity.

“Plans” shall have the meaning set forth in Section 3.9(a) hereof.

“Pre-Closing Debt” shall mean the aggregate amount of all obligations for borrowed money, whether or not interest bearing, but excluding capital leases, of Target as of the close of business on April 14, 2004, determined in accordance with GAAP applied consistently with Target’s past practices and the methodology set forth on Exhibit H; it being understood that Pre-Closing Debt shall be determined prior to the application of any Excess Amount pursuant to Section 2.6(b)(i) or Section 8.6.

“Pro Rata Share” shall mean, in respect of each Seller, that percentage set forth opposite such Seller’s name on Schedule 1.

“Recalculation” shall have the meaning set forth in Section 8.6(b)(ii) hereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement attached hereto as Exhibit E.

“Rounding Errors” shall have the meaning set forth in Section 2.6(a)(iii) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” shall have the meaning set forth in the preamble hereof.

“Sellers Notice” shall have the meaning set forth in Section 8.6(a) hereof.

“Sellers’ Representative” shall have the meaning set forth in Section 8.6(a) hereof.

“Series A Holder” and “Series A Holders” shall have the meaning set forth in the preamble hereof.

“Series A Payment” shall mean the amount determined by multiplying (a) 0.09283613 by (b) the sum of the Merger Consideration (determined prior to the reduction of the Share Value by the aggregate amount of the Series A Payment) and $386,454 (which amount represents the sum of the aggregate exercise price of the options being terminated pursuant to the Option Termination Agreements and the Option Termination Payment), and subtracting from such product $1,485,279; provided, that the Series A Payment shall be subject to adjustment as provided in Section 8.6.

“Series A Settlement Agreement” shall mean the Settlement Agreement and Release, dated as of April 15, 2004, between Target and the Series A Holders.

“Shareholder” and “Shareholders” shall have the meaning set forth in the preamble hereof.

“Share Value” shall have the meaning set forth in Section 2.6(a)(i)(A) hereof, as adjusted pursuant to Section 2.6(b)(i) hereof.

“Software” shall mean computer programs, including, without limitation, software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and/or other work product used to design, plan, organize, or develop any of the foregoing.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Target” shall mean StoneAge Corporation, a Michigan corporation doing business as Car.com.

“Target Capital Stock” shall mean the Target Common Stock and the Target Preferred Stock.

“Target Common Stock” shall have the meaning set forth in Section 2.6(a) hereof.

“Target Option Plan” shall have the meaning set forth in Section 2.6(e) hereof.

“Target Options” shall have the meaning set forth in Section 2.6(e) hereof.

“Target Preferred Stock” shall mean the Preferred Stock of Target.

“Taxes” shall mean all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred, accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law; it being understood that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged.

“Tax Returns” shall have the meaning set forth in Section 3.27(b) hereof.

“Terminating Optionees” shall mean John Campbell, Jera Deal, Nathanial Plane, Kalyan Vemula, Jeffrey Michael Raab, Kelly Andrzejewski, Debra Walls, Phillip Edmunds, Brian Dimmer, Kristie Hoffarth, Robert P. Plane, Brian Hershey, Todd Huntley, Thomas S. Kenaya, and Ronnie Joseph Kainaya.

“Trade Secrets” shall mean know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, and other proprietary and confidential information, including customer lists.

“Trading Average” shall mean $13.40, which represents the average closing price per share of Autobytel Common Stock for the twenty (20) trading day period ending on April 13, 2004, as quoted on the Nasdaq National Market.

“Welfare Plan” shall have the meaning set forth in Section 3.9(a) hereof.

“Working Capital” shall mean (i) the sum of Cash, accounts receivable, inventory (valued on a first in, first out basis), prepaids, income tax receivables, deferred income tax receivables and other current assets of Target as of the close of business on March 31, 2004, less (ii) the sum of all accounts payable, accrued wages, income tax payable, deferred income tax payable and all other current liabilities of Target as of the close of business on March 31, 2004, determined in accordance with GAAP applied consistently with Target’s past practices and the methodology set forth on Exhibit H; provided, however, that up to an aggregate of $75,000 in investment banking, legal, accounting and other professional fees or expenses incurred and/or paid by Target in connection with the Merger and the transactions contemplated hereby shall be added to Working Capital.

“50% Subsidiary” shall have the meaning set forth in Section 3.27(w) hereof.

ARTICLE II.

THE MERGER

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions set forth in this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”), the Certificate of Merger attached hereto as Exhibit B (the “Michigan Merger Filing”), and the applicable provisions of Delaware Law and Michigan Law, Target shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of Target shall cease, and Merger Sub shall continue as the surviving corporation and wholly-owned subsidiary of Autobytel. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) subject to the satisfaction or waiver (by the party entitled to waive) of each of the conditions set forth in Article VII hereof. The Closing shall take place at such location and/or in such manner as is mutually acceptable to Target and Autobytel. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (a) the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and (b) the Michigan Merger Filing with the Department of Labor and Economic Growth of the State of Michigan in accordance with the relevant provisions of Michigan Law (the time of filing of the Certificate of Merger being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Michigan Merger Filing, and the applicable provisions of Delaware Law and Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law; provided, that Article First thereof shall be amended to read as follows: “The name of this corporation is Car.com, Inc. (the “Corporation”).”

(b) Bylaws. At the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof.

2.5 Directors and Officers. The initial directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub in office at the Effective Time, each to hold office until his or her respective successor is duly elected or appointed and qualified. The initial officers of the Surviving Corporation immediately after the Merger shall be the officers of Merger Sub in office at the Effective Time, each to hold office until his or her respective successor is duly appointed.

2.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target, the holders of any of the following securities, or the Series A Holders:

(a) Conversion of Target Capital Stock. At the Effective Time, each share of Common Stock (including all shares held by Exercising Optionees upon exercise of their options), par value $0.01 per share, of Target (the “Target Common Stock”) outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted automatically into the right to receive:

(i) that number of shares of Autobytel Common Stock determined by dividing (A) the quotient of $29,749,095 (the “Share Value”) and the Trading Average, by (B) that number of shares of Target Common Stock outstanding immediately prior to the Effective Time (the “Exchange Ratio”); provided, that the Share Value shall be increased or decreased as provided in Section 2.6(b) and further decreased by the Series A Payment, and provided further, that the number of shares of Autobytel Common Stock determined pursuant to this Section 2.6(a)(i) shall be subject to adjustment as provided in Section 8.6; and

(ii) cash in an amount determined by dividing (A) $14,864,451 (as such amount may be adjusted pursuant to Section 2.6(b) and Section 8.6,

the “Merger Cash,” and together with the shares of Autobytel Common Stock described in clause (i), the “Merger Consideration”) by (B) that number of shares of Target Common Stock outstanding immediately prior to the Effective Time; provided, that the amount of Merger Cash shall be decreased as provided in Section 2.6(b); and, provided further, that the amount of Merger Cash determined pursuant to this Section 2.6(a)(ii) shall be subject to adjustment as provided in Section 8.6.

(iii) The number of shares of Autobytel Common Stock and the amount of Merger Cash which each Shareholder (including each Exercising Optionee) is to receive as of the Effective Time is set forth on Schedule 2.6(a) and shall be subject to adjustment in accordance with Section 8.6 in order to correct the effect that the estimates of Working Capital, Cash, and Pre-Closing Debt had on the aggregate number of shares of Autobytel Common Stock and the aggregate amount of Merger Cash to which the Shareholders are entitled, as more fully described in Section 8.6. In addition and notwithstanding any other provision of this Agreement to the contrary, the parties acknowledge and agree that the number of shares of Autobytel Common Stock and the amount of Merger Cash which each Shareholder is to receive, as set forth on Schedule 2.6(a), is based on the aforementioned estimates and also on rounding of fractional share interests, such that the number of shares of Autobytel Common Stock and the amount of Merger Cash which each Shareholder will receive (or which will be placed in escrow on such Shareholder’s behalf) on the Closing Date may not be the precise amount of Merger Cash and number of shares to which such Shareholder would be entitled had such estimates and rounding not been used (any such deviations, “Rounding Errors”). Accordingly, Autobytel and each Shareholder acknowledge and agree that such number of shares of Autobytel Common Stock and amount of Merger Cash may need to be adjusted as provided in Section 8.6 to correct these Rounding Errors.

(b) Application of Excess Working Capital and Excess Cash; Adjustments to Merger Consideration.

(i) If, as set forth on the certificate delivered pursuant to Section 7.3(m), there is both Excess Working Capital and Excess Cash, the lesser of Excess Working Capital and Excess Cash (such lesser amount, the “Excess Amount”) shall be used by Target to pay down Pre-Closing Debt, and Target shall pay down such Pre-Closing Debt, to the extent of any Excess Amount, prior to the Effective Time. If, after paying down all Pre-Closing Debt, there still remains an Excess Amount, the Share Value shall be increased by such remaining Excess Amount. On the other hand, if (A) there is no Excess Amount, or (B) after application of the Excess Amount there still remains any Pre-Closing Debt, the Share Value shall be reduced by an amount equal to the remaining Pre-Closing Debt, provided, that if the Pre-Closing Debt (after application of any Excess Amount) is greater than the Share Value (prior to the reduction pursuant to clause (B) above), then the Merger Cash shall also be reduced to the extent of such difference. Any remaining Pre-Closing Debt shall be paid in full at or prior to the Effective Time; it being understood that Pre-Closing Debt as of the Closing Date (prior to the application of any Excess Amount or other payments contemplated by this Section 2.6(b)(i)) will not exceed $1,407,000.

(ii) If Target does not have estimated Working Capital of at least the Minimum Working Capital Amount and estimated Cash of at least the Minimum Cash Amount, in each case as set forth on the certificate delivered pursuant to Section 7.3(m), the Merger Cash shall be reduced by an amount necessary to make up the greater of such shortfalls; it being understood that such estimated amounts shall be calculated prior to the application of any amounts constituting an Excess Amount to pay down the Pre-Closing Debt.

(iii) Notwithstanding anything to the contrary in this Agreement or any other document relevant to the Merger, under no circumstances whatsoever will the amount of Autobytel Common Stock issued as Merger Consideration be less than fifty percent (50%) of the aggregate Merger Consideration, taking into account any adjustments thereto, including adjustments pursuant to this Section 2.6(b) or Section 8.6. Furthermore, solely for purposes of determining whether the condition set forth in this Section 2.6(b)(iii) has been satisfied, the value of the shares of Autobytel Common Stock issued in the Merger shall be calculated as of the Effective Time, without regard to the Trading Average. In the event that either Autobytel or Target reasonably determines that the shares of Autobytel Common Stock to be issued in the Merger will not reasonably be likely to constitute at least fifty percent (50%) of the aggregate Merger Consideration, Autobytel and Target shall work together in good faith to make any adjustments necessary to comply with this provision, including adjustments to increase the amount of Autobytel Common Stock issued in the Merger and correspondingly reduce the amount of Merger Cash.

(c) Series A Payment. At the Effective Time, Autobytel, on behalf of Target, shall issue to the Series A Holders that number of shares of Autobytel Common Stock determined by dividing the aggregate Series A Payment by the Trading Average; provided, that Autobytel’s obligation to issue the shares of Autobytel Common Stock to each Series A Holder pursuant to this Section 2.6(c) is conditioned on each such Series A Holder funding its portion of the Escrow Cash Payment to the Escrow Agent pursuant to Section 2.7(a). The number of shares of Autobytel Common Stock issuable to each Series A Holder as of the Effective Time pursuant to this Section 2.6(c) is set forth on Schedule 2.6(c) attached hereto and shall be subject to adjustment pursuant to Section 8.6 in order to correct the effect that the estimates of Working Capital, Cash, and Pre-Closing Debt had on the aggregate number of shares of Autobytel Common Stock issuable to the Series A Holders, as more fully described in Section 8.6. In addition and notwithstanding any other provision of this Agreement to the contrary, the parties acknowledge and agree that the number of shares of Autobytel Common Stock which each Series A Holder is to receive, as set forth on Schedule 2.6(c), is based on estimates and rounding of fractional share interests, such that the number of shares of Autobytel Common Stock which each Series A Holder will receive (or which will be placed into escrow on such Series A Holder’s behalf) on the Closing Date may not be the precise number of shares to which such Series A Holder would be entitled had such estimates and rounding not been used. Accordingly, Autobytel and each Series A Holder acknowledge and agree that such number of shares of Autobytel Common Stock may need to be adjusted as provided in Section 8.6 to correct these Rounding Errors.

(d) Option Termination Payment. At the Effective Time, Autobytel shall pay to Target, on behalf of the Terminating Optionees, by wire transfer to an account designated by Target no later that two (2) days prior to the Closing Date cash in an amount equal to the Option Termination Payment, and Target shall promptly deliver to each Terminating Optionee, less any amounts required to be withheld in accordance with applicable law, that portion of the Option Termination Payment set forth opposite his or her name on Schedule 2.6(d).

(e) Target Options. Pursuant to the Option Exercise Agreements and the Option Termination Agreements or otherwise, all of the options to purchase Target Common Stock issued pursuant to Target’s 1999 Management Stock Option Plan (the “Target Option Plan”) or otherwise (the “Target Options”) that were outstanding prior to the execution and delivery of this Agreement have been exercised or cancelled, with such cancellation effective immediately prior to the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, there shall be deducted from the amount of Merger Cash otherwise payable to each of the Exercising Optionees (i) the applicable exercise price with respect to the Target Options exercised as of the Effective Time by such Exercising Optionee, and (ii) any amounts required to be withheld in accordance with applicable law.

(f) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Autobytel. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such share of capital stock of the Surviving Corporation.

(g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted as appropriate to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Autobytel Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Autobytel Common Stock or Target Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h) Fractional Shares. Solely for the purpose of avoiding expense and inconvenience, no fraction of a share of Autobytel Common Stock will be issued, but in lieu thereof each Seller who would otherwise be entitled to a fraction of a share of Autobytel Common Stock shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Trading Average. The number of shares of Autobytel Common Stock issuable as part of the Merger Payment to each Seller (after aggregating all fractional shares of Autobytel Common Stock issuable to each Seller) shall be rounded down to the nearest whole share of Autobytel Common Stock, and no Seller will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Autobytel Common Stock, valued at the Trading Average, unless otherwise necessary to ensure the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, in which case, Autobytel Common Stock shall be valued as of the Effective Time.

2.7 Surrender of Certificates.

(a) Exchange Procedures. Prior to the Effective Time, each Shareholder (other than the Exercising Optionees) shall deliver to Autobytel all certificates (the “Certificates”) which, immediately prior to the Effective Time, represented outstanding shares of Target Common Stock held by such Shareholder; it being understood that the Exercising Optionees will not be issued Certificates and, thus, have no delivery obligation. Furthermore, this Agreement constitutes the Sellers’ irrevocable written instructions to place and hold in escrow the following portion of the Merger Payment pursuant to, and in accordance with, the terms and conditions of the Indemnification Escrow Agreement:

(i) $3,000,000 in shares of Autobytel Common Stock (valued at the Trading Average and rounded down to the nearest whole share of Autobytel Common Stock) and $1,500,000 in cash (collectively, the “Indemnity Escrowed Consideration”) to be used to satisfy such Seller’s indemnification obligations set forth in the Indemnification Escrow Agreement; and

(ii) $166,667 in shares of Autobytel Common Stock (valued at the Trading Average and rounded down to the nearest whole share of Autobytel Common Stock) and $83,333 in cash (collectively, the “Holdback Escrowed Consideration,” and together with the Indemnity Escrowed Consideration, the “Escrowed Consideration”) to be used to satisfy any obligation of such Seller for any adjustment to the Merger Payment required by Section 8.6.

The number of shares of Autobytel Common Stock and the amount of cash which each Seller is irrevocably directing to be placed in escrow pursuant to this Section 2.7(a) is set forth opposite such Seller’s name on Schedule 2.6(a) or Schedule 2.6(c), as applicable. Notwithstanding anything to the contrary in this Section 2.7(a), as the Series A Payment is payable solely in shares of Autobytel Common Stock, the Series A Holders shall fund their share of the cash portion of the Escrowed Consideration, as set forth on Schedule 2.6(c), by payment to the Escrow Agent of such amount in cash prior to the Effective Time (the aggregate amount of all such payments, the “Escrow Cash Payment”). Upon delivery (A) to Autobytel of a Certificate for cancellation by any Shareholder (other than the Exercising Optionees) or (B) to the Escrow Agent of a Series A Holder’s portion of the Escrow Cash Payment by any Series A Holder, the applicable Seller shall be entitled to receive at the Closing, in exchange therefor, a certificate representing the number of whole shares of Autobytel Common Stock (less those shares that constitute a portion of the Escrowed Consideration) and, if applicable, the Merger Cash (less that portion that constitutes a part of the Escrowed Consideration) which such holder has the right to receive pursuant to Section 2.6(a) or Section 2.6(c) and payment in lieu of fractional shares pursuant to Section 2.6(h), and at the Effective Time any Certificate so surrendered shall be canceled. The aggregate amount of Merger Cash which the Shareholders have a right to receive (less that portion that constitutes a part of the

Shareholders’ portion of the Escrowed Consideration) shall be delivered by Autobytel on the Closing Date by wire transfer to an account designated by Target at least two (2) days prior to the Closing Date, and Target shall promptly deliver to each Shareholder the amount of Merger Cash to which such Shareholder is entitled pursuant to Schedule 2.6(a).

(b) Transfers of Ownership. If any certificate representing shares of Autobytel Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer, (ii) the Person requesting such exchange will have paid to Autobytel or any agent designated by it any transfer tax or other taxes required by reason of the issuance of a certificate for shares of Autobytel Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Autobytel or any agent designated by it that any such taxes have been paid or are not payable, and (iii) that the Person in whose name the certificate or certificates are to be registered acknowledges and agrees, in a form reasonably acceptable to Autobytel, that such Person’s portion of the Escrowed Consideration is subject to Section 8.6 and the terms and conditions of the Indemnification Escrow Agreement and duly executes and delivers to Autobytel a copy of such agreement.

2.8 No Further Ownership Rights in Target Common Stock. All shares of Autobytel Common Stock issued, and the Merger Cash delivered, upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares and any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.9 Legends.

(a) In addition to any legends that may be required by state securities laws, the certificates representing the shares of Autobytel Common Stock to be issued pursuant to Section 2.6 shall bear a legend substantially similar to the following, until such shares are registered pursuant to the terms of the Registration Rights Agreement; provided, that the second sentence of the legend set forth below shall not be removed with respect to shares of Autobytel Common Stock comprising the Holdback Escrowed Consideration until the Final Merger Payment Determination and, if applicable, the delivery to Autobytel of the shares of Autobytel Common Stock pursuant to Section 8.6(c):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE

OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT. IN ADDITION, THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE HOLDER THEREOF, AND ANY SUBSEQUENT HOLDER OF THESE SECURITIES SHALL HOLD SUCH SECURITIES SUBJECT TO THE TERMS AND CONDITIONS OF SUCH AGREEMENT.”

(b) In addition to the legends described in Section 2.9(a), the certificates representing shares of Autobytel Common Stock to be held in escrow pursuant to the terms and conditions of the Indemnification Escrow Agreement shall bear a legend substantially similar to the following, until such shares are released from escrow in accordance with the terms and conditions of such agreement:

“THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INDEMNIFICATION AND ESCROW AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE HOLDER HEREOF, AND ANY SUBSEQUENT HOLDER OF THESE SECURITIES SHALL HOLD SUCH SECURITIES SUBJECT TO THE TERMS AND CONDITIONS OF SUCH AGREEMENT.”

2.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and no party to this Agreement shall file any Tax Return in a manner inconsistent with such intention. In addition, all of the parties hereto shall be bound by the provisions of this Agreement regardless of whether the Merger so qualifies.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession in and to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the former officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in a schedule hereto delivered to Autobytel concurrently with the execution and delivery of this Agreement and making reference to the particular section of this Agreement to which an exception is being taken, (the “Disclosure

Schedule”), Target hereby makes the representations, warranties and covenants to Autobytel and Merger Sub set forth in this Article III as of the date hereof. The representations, warranties, and covenants made below with respect to Target shall be deemed to be made in respect of any subsidiary of Target to the extent reasonably appropriate and unless the context requires otherwise.

In addition, (a) any reference in this Agreement to any event, change, condition or effect being “material” with respect to any Person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, (b) any reference to Target’s “knowledge” means the actual knowledge after reasonable inquiry of Mark Campbell, Michael Singer, Jack Lintol, and David Wassmann, and (c) any reference to Autobytel’s “knowledge” means the actual knowledge after reasonable inquiry of Jeffrey Schwartz, Hoshi Printer, Andrew Donchak, Richard Walker and Ariel Amir.

3.1 Organization, and Qualification; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except in those jurisdictions where the failure to so qualify or be in good standing would not have a Material Adverse Effect on Target. Target has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority, or governmental approvals would not have, individually or in the aggregate, a Material Adverse Effect on Target. Target has made available to Autobytel a complete and correct copy of its articles of incorporation (including all certificates of designation or the equivalent thereof) and bylaws, each as amended to the date hereof (the “Articles of Incorporation” and “Bylaws,” respectively). The Articles of Incorporation and Bylaws are in full force and effect and Target is not in violation of any provision of its Articles of Incorporation or Bylaws. Except as set forth on Section 3.1 of the Disclosure Schedule, Target does not own, directly or indirectly, any equity or other interest in any other Person.

3.2 Capitalization. The authorized capital stock of Target consists of 9,900,000 shares of Target Common Stock and 100,000 shares of Target Preferred Stock, 2,579 shares of which are designated Series A Convertible Preferred Stock, no par value. As of the date hereof, taking into account the termination or exercise of Target Options pursuant to the Option Exercise Agreements and the Option Termination Agreements, 3,746,010 shares of Target Common Stock, and no shares of Series A Convertible Preferred Stock are issued and outstanding, and Target does not hold any shares of Target Capital Stock in treasury. As of the date hereof, taking into account the termination or exercise of Target Options pursuant to the Option Exercise Agreements and the Option Termination Agreements, there are not now, and there will not be at the Effective Time, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments obligating Target to issue, transfer or sell any shares of Target Capital Stock, or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, Target or securities convertible into or exchangeable for such shares or equity interests, or obligating Target to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since December 31, 2003, Target has not issued any shares of Target Capital Stock, except pursuant to the exercise of Target Options outstanding prior to the date hereof. All issued and outstanding shares of Target Common Stock (including those shares of Target Common Stock issued pursuant to the Option Exercise Agreements) are duly authorized and validly issued, fully paid and nonassessable, and the issuance of such shares has not violated the preemptive rights of any Person, under law or otherwise. All outstanding shares of Target Capital Stock have been issued pursuant to valid exemptions from the registration or qualification requirements of applicable federal and state securities laws. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any shares of Target Capital Stock or other security of Target.

3.3 Authority; Governmental and Third Party Consents.

(a) Authority. Target has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target. This Agreement has been duly and validly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding obligation of Autobytel and Merger Sub, this Agreement constitutes a valid and binding agreement of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b) Governmental and Third Party Consents. Other than in connection with or in compliance with the provisions of Delaware Law and Michigan Law with respect to the transactions contemplated hereby no authorization, consent or approval of, or filing with, any Governmental Entity or other Person is necessary for the consummation by Target of the transactions contemplated by this Agreement.

3.4 No Violation. Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation or Bylaws, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Target under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Target, or by which it or any of its properties or assets, are bound, or

(iii) conflict with or violate any order, judgment or decree, or any statute, ordinance, rule or regulation applicable to Target, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Target.

3.5 Financial Statements. Target has previously delivered to Autobytel copies of its (a) audited consolidated financial statements for each of the years ended December 31, 2003 and December 31, 2002, including a balance sheet for each of December 31, 2003 and December 31, 2002, and a statement of income, statement of preferred stock, common stock and other stockholders’ equity, and statement of cash flows for each of the years ended December 31, 2003 and December 31, 2002, and (b) unaudited consolidated financial statements for each of the months ended January 31, 2004 and February 29, 2004, including a balance sheet as of January 31, 2004 and February 29, 2004, and a statement of income, and statement of cash flows for each of the months ended January 31, 2004 and February 29, 2004 (collectively, and including the notes thereto, the “Financial Statements”). Copies of the Financial Statements are attached hereto as Schedule 3.5. The Financial Statements fairly present, in all material respects, the financial position of Target as of the respective dates thereof and, in all material respects, the results of Target’s operations and cash flows for the respective periods therein set forth. Each of the Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP applied on a basis consistent with prior periods except, in the case of the unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments consistent with prior years. Except as disclosed on Schedule 3.5, Target does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, other than liabilities or obligations (i) disclosed or adequately reserved against on the Financial Statements, (ii) of the type not required by GAAP to be recorded on a balance sheet or disclosed in the notes thereto and which do not individually exceed $100,000, or (iii) incurred in the ordinary course of business consistent with Target’s past practice after the Balance Sheet Date and which do not individually exceed $25,000; provided, that an item or event not disclosed on Schedule 3.5 shall not cause the representation and warranty in this sentence to be untrue if (A) the item or event would have been required to be disclosed on another schedule to this Agreement and is so disclosed, or (B) the item or event would have been required to be disclosed on another schedule to this Agreement if limiting or qualifying language (such as a materiality or amount threshold or a knowledge qualifier) were removed from the section which would call for or require such disclosure.

3.6 Compliance with Applicable Laws and Permits; Regulatory Matters. Target has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and has made all filings and registrations necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Target. Target has not received any notices from any

Governmental Entity within two (2) years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Target is not in default or noncompliance under any (a) permits, consents, or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or Governmental Entity, other than such defaults or noncompliances which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Target.

3.7 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise, but excluding the payment of the Merger Consideration as contemplated by this Agreement) becoming due to any director, officer, consultant or employee of Target, (ii) increase any benefits otherwise payable by Target to any Person, or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) require any payment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound, which payments described in clause (iii), individually or in the aggregate, exceed $25,000.

3.8 Litigation. Except as set forth in Section 3.8(a) of the Disclosure Schedule, there is no suit, claim, action, or proceeding pending or, to the knowledge of Target, threatened, against Target and no such item listed in Section 3.8(a), individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on Target. Target has not received any written notice of any pending investigation of Target by any Governmental Entity, nor does Target have knowledge of the existence of any such investigation. Target is not a party to or bound by any outstanding order, writ, injunction or decree which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target. In addition, Section 3.8(b) of the Disclosure Schedule sets forth a complete and accurate description of all litigation and claims (a) filed or pending against Target or any of its officers (in their capacity as such), including all settlements thereof, during the five (5) year period prior to the date hereof, and (b) to Target’s knowledge, threatened against Target or any of its officers (in their capacity as such) during the two (2) year period prior to the date hereof, and all settlements of any such threatened litigation and claims during the five (5) year period prior to the date hereof.

3.9 Employee Benefit Plans.

(a) Plans. Section 3.9(a) of the Disclosure Schedule includes a true, correct, and complete list of: (i) each employee pension benefit plan, as defined in Section 3(2) of ERISA (a “Pension Plan”); (ii) each employee welfare benefit plan as defined in Section 3(1) of ERISA (a “Welfare Plan”); (iii) each loan to a non-officer employee in excess of $10,000, and each loan to any officer or director; (iv) each stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria plan (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements; (v) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans or arrangements; (vi) other fringe or employee benefit plans, program or arrangements that apply to senior management and that do not generally apply to all employees, that, in any case of (i) through (vi) above, written or otherwise, Target sponsors, maintains or contributes to for any of its current or former employees, officers, non-employee directors, or consultants or for which Target otherwise has any actual or potential liability (“Plans”), and (vii) each employment, severance, consulting, retention or other compensation contract or arrangement between Target and any current, or former non-employee director, officer, employee, or consultant, to the extent Target has any unsatisfied actual or potential liability or obligation (“Employment Contracts”). Target is not party to any oral Employment Contract.

(b) Documents. Target has provided Autobytel with a true, correct and complete copy of each Employment Contract. With respect to each Plan, Target has provided to Autobytel a true, correct and complete copy of (i) all current Plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, if any, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any,(vi) the most recent IRS determination, opinion or advisory letter from the IRS with respect to each Pension Plan that it intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, if any, (vii) any services agreement or other material contract associated with Plan administration; and (viii) any other material Plan communications disclosed to Plan participants.

(c) Compliance. Each Plan has been operated and administered, in all material respects, in accordance with its terms. Each Plan has been operated and administered in compliance with all applicable laws including, without limitation, ERISA and the Code. With respect to each Pension Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to Autobytel, and nothing has occurred since the issuance of that letter that could adversely affect the Plan’s tax qualified status.

(d) Contributions. All contributions required to be made to any Plan and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the Financial Statements to the extent required under GAAP.

(e) Title IV and Multi-Employer Plans. Within the last six years, neither Target nor any ERISA Affiliate has sponsored, maintained, contributed to or otherwise incurred any liability under (i) a Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, or (iii) a Pension Plan subject to Title

IV of ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Target nor any ERISA Affiliate has incurred any liability under Title IV of ERISA or Code Section 412, and there are no circumstances that could reasonably be expected to result in such liability. An “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Target, or that is a member of the same “controlled group” as Target, pursuant to Section 4001(a)(14) of ERISA.

(f) Liabilities. Neither Target, nor any Plan or any trust created thereunder, nor, to the knowledge of Target, any trustee or administrator thereof, has engaged in a transaction in connection with which Target, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code. Neither Target, nor any Plan or any trust created thereunder, nor, to the knowledge of Target, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Target to any liability for breach of fiduciary duty under ERISA or any other applicable law. No event has occurred and no condition exists that could subject Target to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

(g) Claims. There are no pending, and to the knowledge of Target, threatened or anticipated claims by or on behalf of any Plan, by any participant or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). There are no audits, inquiries, or proceedings pending, or to the knowledge of Target, threatened by the IRS, the Department of Labor or any other Governmental Entity with respect to any Plan.

(h) COBRA etc.. No Plan provides medical, surgical, hospitalization, death or other welfare-type benefits (whether or not insured) for periods extending beyond retirement or other termination of service, other than coverage mandated by applicable law. Each Welfare Plan that provides health benefits to employees has been operated in compliance with (i) the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code (“COBRA”); (ii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder; and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

(i) Government Reports. With respect to each Plan, all reports and information required to be filed with any Governmental Entity or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed, and to the knowledge of Target, all reports and information actually filed or distributed were true; complete and correct in all material respects at the time of filing or distribution.

(j) Right to Amend/Terminate. Each of the Plans may be amended or terminated at any time by action of Target’s Board of Directors, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations.

(k) No Payment or Vesting. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, non-employee director or consultant of Target to any payment (whether of severance pay or otherwise), forgiveness of indebtedness, or other benefit or (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit, award or compensation due any such Person.

3.10 Intellectual Property.

(a) Marks. Section 3.10(a) of the Disclosure Schedule sets forth an accurate and complete list of all registered Marks, pending applications for registration of any Marks and material unregistered Marks, in each case owned by Target or used by Target in its business as presently conducted (collectively, “Owned Marks”). Except as set forth in Section 3.10(a) of the Disclosure Schedule, Target has the right to use each of the Owned Marks which are material to the operation of its business as presently conducted in the manner in which such Owned Marks are currently being used, free and clear of any and all liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any written notice or claim challenging its right to use such Owned Marks.

(b) Owned Patents. There are no Patents owned by Target.

(c) Owned Copyrights. There are no registered Copyrights owned or used by Target in connection with its business.

(d) Trade Secrets. Target has taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all of its Trade Secrets that are material to its business (collectively, “Owned Trade Secrets”). Except as set forth in Section 3.10(d) of the Disclosure Schedule, Target has the right to use all of the Owned Trade Secrets and none of the Owned Trade Secrets is subject to any liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging its right to use any of the Owned Trade Secrets, and, to its knowledge, no other Person has misappropriated any of the Owned Trade Secrets.

(e) Software. Section 3.10(e) of the Disclosure Schedule sets forth a complete and accurate list of all of the Software that is owned exclusively by Target and used in the conduct of its business (collectively, the “Owned Software”), and all Software that is used by Target in the conduct of its business that is not exclusively owned by it (collectively, the “Licensed Software”), except for software licensed pursuant to so-called “shrinkwrap” licenses. Except as set forth in Section 3.10(e) of the Disclosure Schedule:

(i) Target is the owner of all Owned Software, including all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, in each case free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging its exclusive ownership of any Owned Software or any such Intellectual Property Rights relating thereto;

(ii) the Owned Software was either (A) developed by employees of Target within the scope of their employment, (B) developed by independent contractors who have assigned their rights to Target pursuant to written agreements, or (C) otherwise acquired by Target from a third Person;

(iii) The Owned Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than Target, except for such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms;

(iv) As of the Effective Time, each version of Target’s products currently licensed to end user customers, generally functions free of material defects, bugs, viruses or programming errors, and of routines, codes or instructions that are designed to disable such products or otherwise disable, delete, modify, damage or erase software, hardware or data, and performs substantially in accordance with the specifications described in the end user documentation provided to end user customers with respect to such products;

(v) Target has not assigned, licensed, transferred or encumbered to or for the benefit of any other Person any of its rights in or to any Software in which it has rights, excluding any non-exclusive licenses granted to customers in the ordinary course of business;

(vi) No source code of any Owned Software has been licensed or otherwise made available to any other Person, and Target has treated the source code of the Owned Software and the data associated therewith as confidential and proprietary business information, and has taken all reasonable steps to protect the same as its Trade Secrets; and

(vii) Target has lawfully acquired the right to use the Licensed Software as it is used in the conduct of its business as presently conducted, and has not exercised any rights in respect of any Licensed Software, including any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the Person from which the right to use such Licensed Software was obtained.

(f) Domain Names. Target currently has the exclusive right to use the domain names (as Uniform Resource Locators) set forth on Section 3.10(f) of the Disclosure Schedule, including, but not limited to, the domain name “car.com,” free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, other than those set forth in the applicable agreements relating to the registration of such domain names, and Target has not received any notice or claim challenging its exclusive right to use such domain names. Target has not, and as of immediately prior to the Effective Time Target will not have, assigned, licensed, transferred or encumbered to or for the benefit of any other Person any of its rights in or to any of such domain names.

(g) Infringement. Target is not, nor has it been, a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation by it of any other Person’s Intellectual Property Rights. Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to its Intellectual Property Rights.

(h) Confidentiality. Target has taken reasonable steps to protect its Intellectual Property Rights, including, without limitation, requiring all of its employees and officers who have access to sensitive and proprietary information in respect of Target’s Intellectual Property Rights, and all of its consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To its knowledge, no employee of Target is in violation of any term (whether written or verbal) of any confidentiality or nondisclosure agreement.

3.11 Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound which involves (i) future payments by Target of $25,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on Target (the “Material Contracts”) is set forth in Section 3.11 of the Disclosure Schedule, and each such Material Contract is in full force and effect and there are no defaults by Target or, to the knowledge of Target, any other party thereto under any Material Contract. In addition, Target is not currently in breach or default under, and has not terminated, any agreement with any dealer or manufacturer which accounted for revenues to Target in excess of $25,000 for the fiscal year ended December 31, 2003 (“Material Dealer Contract”) and, to Target’s knowledge, no counter-party to any Material Dealer Contract (a) is currently in breach or default under, or (b) has terminated or delivered notice of termination to Target of, such Material Dealer Contract.

3.12 Shareholders. The Shareholders that have executed and delivered this Agreement constitute the holders of all of Target’s issued and outstanding shares of Target Capital Stock.

3.13 Absence of Certain Changes. Since the Balance Sheet Date, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, as of the date hereof, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $25,000; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any shares of Target Capital Stock or other securities; (v) the entry into of any Material Contract by it or the amendment or termination of, or default under, any Material Contract; (vi) any amendment or change to the Articles of Incorporation or Bylaws; (vii) any grant of options to purchase shares of Target Capital Stock; (viii) any issuance of any securities or rights to purchase securities, other than shares of Target Common Stock issued pursuant to the exercise of Target Options outstanding prior to the Balance Sheet Date, or (ix) any increase in, or modification of, the compensation or benefits (including severance provisions) payable or to become payable by it to any of its directors or employees. Target has not agreed since the Balance Sheet Date to do any of the things described in the preceding clauses (i) through (ix) and is not currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (ix) (other than negotiations or discussions with Autobytel and its representatives regarding the transactions contemplated by this Agreement). In addition, Target’s Pre-Closing Debt as of the Closing Date will not exceed $1,407,000.

3.14 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Target, any acquisition of property by Target, or any expansion or modification of Target’s business or the conduct thereof.

3.15 Title to Property. Target has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the Financial Statements or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Financial Statements, and (iv) liens that would not have, individually or in the aggregate, a Material Adverse Effect on Target. The property and equipment of Target that are used in the operations of its business are in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of Target’s business are reflected in the Financial Statements to the extent GAAP requires the same to be reflected. Section 3.15 of the Disclosure Schedule identifies each parcel of real property owned or leased by Target as of the date of this Agreement.

3.16 Environmental Matters.

(a) Hazardous Materials. During the period that Target has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined in Section 3.16(b) below) on, from or under such properties or facilities by or on behalf of Target or any other Person, in either case in violation of applicable laws, and (ii) neither Target nor any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to Target having taken possession of any such properties or facilities.

(b) Certain Definitions. For purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this section, “Hazardous Materials” shall mean any hazardous, corrosive, explosive, infectious, radioactive, carcinogenic, petroleum-derived, or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “carcinogen,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

3.17 Employee Matters. Target is in compliance in all material respects with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Target has withheld all amounts (and properly transmitted such amounts to the intended recipient thereof when due) required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $25,000 in the aggregate, or any taxes, or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. There are no pending claims against Target for any amounts under any workers compensation plan or policy or for long term disability. Target does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees or former employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. Target is not a party to any collective bargaining agreement or other labor union contract and Target is not aware of any activities or proceedings of any labor union to organize any such employees. To Target’s knowledge, no employee of Target is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of Trade Secrets or proprietary information of others. No Persons performing services for Target and classified or paid as “independent contractors” should have been classified or paid as “employees” for any purpose, including, but not limited to, payments to any state, federal, or local Governmental Entity or participation in any Plan. All of Target’s employees and their current salaries and hourly rates of pay are set forth in Section 3.17 of the Disclosure Schedule and, to Target’s knowledge, each such employee is a United States citizen or permitted to work in the United States under a current and valid visa. Section 3.17 of the Disclosure Schedule lists the following: (a) each employee of Target who does not perform work on a full time basis, the reason(s) therefore, and the expected return date to full time status, if any; (b) each employee of Target who receives an accommodation to enable them to perform the essential functions of their job and the nature of any such accommodation(s); and (c) each employee of Target who is on leave, the reason for such leave, and the expected return date to full service.

3.18 Interested Party Transactions. Target is not indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), no such Person is indebted to Target, and there are no other transactions between Target and any of its directors, officers or Affiliates.

3.19 Insurance. Section 3.19 of the Disclosure Schedule contains a complete list of all insurance policies and bonds to which Target is a party or which pertain to its assets. True and complete copies of all such policies and bonds have been provided to Autobytel. There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Section 3.19 of the Disclosure Schedule sets forth all claims made by Target in respect of such policies and bonds in the past two (2) years. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby, will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, any such policies and bonds.

3.20 Minute Books. The minute books of Target that have been made available to Autobytel contain a complete and accurate summary of all meetings of directors, including committees of the board of directors, and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.21 Complete Copies of Materials. Target has delivered or made available to Autobytel true and complete copies of each document listed on the Disclosure Schedule.

3.22 Board Approval. The Board of Directors of Target has approved this Agreement and the transactions contemplated hereby and the Merger, has submitted this Agreement to the shareholders of Target for approval, and has recommended that such shareholders approve this Agreement and the Merger and the transactions contemplated hereby.

3.23 Reserved.

3.24 Customers. Section 3.24 sets forth the identity of each of Target’s top twenty (20) customers based on sales during each of calendar year 2002 and 2003. Target has not received any notice, whether written or oral, that any such customer expects or intends that it will cease or materially limit use of Target’s products or services, fail to pay any amount owing for such products or services or discontinue use of any license from or product of Target.

3.25 Brokers’ and Finders’ Fees. Except as set forth in Section 3.25 of the Disclosure Schedule, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.26 Other Agreements. At or prior to the Closing, each of the Certificate of Merger, the Michigan Merger Filing, the Indemnification Escrow Agreement, the Management Employment Agreements, and the Registration Rights Agreement will be duly executed and delivered by Target and/or the Sellers party thereto, and will constitute a valid and binding obligation of Target and such Sellers, enforceable against them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

3.27 Tax Representations.

(a) For the purpose of this Section 3.27, references to Target shall be deemed to include any predecessor to Target or any Person from which Target incurs a liability for Taxes as a result of transferee liability.

(b) Target has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material tax returns, reports, statements or estimates, including information returns (“Tax Returns”) that were due or will be due prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, in all material respects, true, correct and complete, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and no basis exists for any material adjustment. All Taxes due and payable have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

(c) The Financial Statements reflect adequate reserves in accordance with GAAP (without regard to any reserves for deferred Taxes, including, but not limited to, reserves established to reflect timing differences between book and Tax income) for all liabilities for Taxes accrued by Target but not yet paid for all Tax periods and portions thereof through the Balance Sheet Date. Since the Balance Sheet Date, Target has not incurred any liability for Taxes other than in the ordinary course of business.

(d) Target is not, and never has been, an S corporation within the meaning of Section 1361(a) of the Code, and Target is not and has never been an S corporation within the meaning of any other laws (applicable to Target) comparable to Section 1361(a) of the Code.

(e) Target has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities, paid all employer contributions and premiums, and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable laws.

(f) Target does not have a permanent establishment in any foreign country.

(g) There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of Target, threatened against Target for any past due Taxes, and Target has no reason to expect any taxing authority to assess any material additional Taxes for any period for which Tax Returns were filed. There has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Target for which Target could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Target.

(h) There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any Target Capital Stock or any asset of Target.

(i) No power of attorney that is currently in force has been granted to any Person with respect to any matter relating to Taxes of Target.

(j) Target does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof other than recurring items reportable in accordance with Target’s historic accounting practices.

(k) Target has never been included, nor is includible, in any consolidated, combined or unitary Tax Return with any Person.

(l) Target is not a party to and is not bound by, and Target does not have any obligation under, any Tax sharing, Tax indemnity or similar agreement.

(m) Target is not a party to any agreement or arrangement which payment thereunder would result, separately or in the aggregate, due to the consummation of the transactions contemplated by this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code. No acceleration of the vesting schedule for any property of Target that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement. Except as set forth on Section 3.27(m) of the Disclosure Schedule, Target is not a party to any agreement or arrangement which, individually or collectively with respect to any Person, could give rise to the payment of any amount, due to the consummation of the transactions contemplated by this Agreement, that would not be deductible by Target by reason of Section 162(a)(1) or 162(m) of the Code.

(n) Target is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Prior to the Closing, Target will provide a statement to Autobytel pursuant to Section 1.1445-2 (c)(3) of the Treasury Regulations, to that effect, and will comply with the requirements of Section 1.897-2(h) of the Treasury Regulations and will provide Autobytel with a copy of any statement Target files with the IRS.

(o) There are no proposed reassessments of any property owned by Target or other proposals that could increase the amount of any Tax to which Target would be subject.

(p) Target has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by Target.

(q) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(r) Target has not been at any time a member of any entity treated as a partnership for tax purposes, a joint venture or a holder of a beneficial interest in any trust.

(s) None of the assets of Target (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt, the interest on which is exempt under Section 103(a) of the Code, or (iii) is property that is required to be treated as being owned by any Person (other than Target) under the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the Tax Reform Act of 1986.

(t) Target is not liable for any Tax under Section 1374 of the Code for any taxable year ending prior to the Closing Date or any other laws (applicable to Target) comparable to Section 1374 of the Code. Target has not acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(u) All applicable sales, use and transfer Taxes (including, but not limited to, any Taxes imposed on stock transfers and Taxes imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other similar Taxes payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions, which, in each case, arise under the laws of any state other than the State of California or the State of Delaware, will be the responsibility of, and will be paid by, the Sellers.

(v) Intentionally omitted.

(w) Target’s principal reasons for participating in the Merger are bona fide business purposes not related to Taxes.

(x) Prior to and in connection with the Merger, no outstanding Target Capital Stock has been (i) redeemed by Target, (ii) acquired by a corporation (including by reason of an acquisition by a partnership in which the corporation is a partner) in which Target (or any predecessor or successor corporation) owns, or which owns with respect to Target (or any predecessor or successor corporation), directly or indirectly, immediately before or immediately after such acquisition, at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the total value of shares of stock, taking into account for purposes of this clause (ii), any stock owned directly or indirectly by one percent (1%) or greater shareholders of Target (or any predecessor or successor corporation) or such corporation, stock owned directly or indirectly by entities in which Target (or any predecessor or successor corporation) or such corporation owns a one percent (1%) or greater interest, and any stock which may be acquired pursuant to the exercise of options ( a “50% Subsidiary”), for consideration other than Target Capital Stock or (iii) the subject of any extraordinary distribution by Target.

(y) To Target’s knowledge, there is no plan or intention on the part of any particular Seller to sell, exchange or otherwise dispose of Autobytel stock to be received in the Merger directly or indirectly, to any of (i) Autobytel (or any predecessor or successor corporation), (ii) a corporation that, immediately before or immediately after such sale, exchange, or other disposition, is a member of an Affiliated Group (as defined below) of which Autobytel (or any predecessor or successor corporation) is a member, or (iii) a 50% Subsidiary of Autobytel. For purposes of this Section 3.27, “Affiliated Group” shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if the common parent owns directly at least eighty percent (80%) of the total voting power of the stock and at least eighty percent (80%) of the total value of the stock in at least one of the other corporations and at least eighty percent (80%) of the total voting power of the stock and at least eighty percent (80%) of the total value of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations. For purposes of the preceding sentence, “stock” does not include any stock which (A) is not entitled to vote, (B) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (C) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (D) is not convertible into another class of stock.

(z) Target will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Target Capital Stock except as provided in this Agreement.

(aa) In contemplation of or as part of the Merger, Target has not sold, transferred or otherwise disposed of any of its assets to the extent that would prevent Autobytel or members of its Qualified Group (as defined below) from causing Surviving Corporation after the Merger to continue the historic business of Target or to use a significant portion of Target’s historic business assets in a business. For purposes of this certificate, “Qualified Group” means one or more chains of corporations connected with Autobytel through stock ownership, but only if (i) Autobytel owns directly stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock in at least one other corporation in such chain, and (ii) one of the other corporations owns directly stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock in each of the corporations, other than Autobytel, in the chain.

(bb) The liabilities of Target assumed by Merger Sub and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

(cc) Following the Merger, the Sellers will pay their respective expenses, if any, incurred in connection with the Merger.

(dd) Target is not, and will not be at the Effective Time, an “investment company” as defined in Section 368(a)(2)(F)(iii) of the Code.

(ee) Target is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar preceding in a federal or state court.

(ff) None of the compensation to be received by any Shareholder that is (or was) a service provider to Target is separate consideration for, or allocable to, such Shareholder’s shares of Target Capital Stock to be surrendered in the Merger, and the compensation to be paid to any such person will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services. None of the shares of Autobytel Common Stock to be received in the Merger by any Shareholder which is (or was) a service provider to Target will be separate consideration for, or allocable to, past or future services.

(gg) Subject to the terms and conditions of this Agreement, including, but not limited to, Section 7.2 hereof, Target will consummate the Merger in accordance with this Agreement.

3.28 Regulation D Representations. Section 3.28 of the Disclosure Schedule (i) sets forth a list of all of the Sellers and (ii) indicates, with respect to each Seller, the state in which such Seller resides and whether such Seller is an “accredited investor” as that term is defined in clause (a) of Rule 501 promulgated under the Securities Act. The information contained in the Investor Questionnaires previously delivered to Autobytel by the Sellers are accurate and complete in all material respects.

3.29 Seller Representations. Each Seller hereby represents and warrants to Autobytel that:

(a) Investment Intent. The shares of Autobytel Common Stock to be received by such Seller at the Effective Time (including those shares that are part of the Escrowed Consideration) are being acquired for investment for such Seller’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The acquisition by each Seller of such shares shall constitute confirmation of the representation and warranty by each such Seller that such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such shares in violation of the Securities Act.

(b) Disclosure of Information. Such Seller has received all the information he, she, or it considers necessary or appropriate for deciding whether to surrender his, her, or its shares of Target Capital Stock for shares of Autobytel Common

Stock; it being understood that this representation shall not limit or modify the representations of Autobytel set forth in Article IV hereof. Such Seller further represents that he, she, or it has had an opportunity to ask questions and receive answers from Autobytel regarding the terms and conditions of the Merger and the business, properties, prospects and financial condition of Autobytel; it being understood that this representation shall not limit or modify the representations of Autobytel set forth in Article IV hereof.

(c) Investment Experience. Such Seller acknowledges that he, she, or it can bear the economic risk of his, her, or its investment in the Autobytel Common Stock, and has such knowledge and experience in financial or business matters that he, she, or it is capable of evaluating the merits and risks of the investment in the Autobytel Common Stock. If other than an individual, such Seller also represents it has not been organized for the purpose of acquiring the shares of Autobytel Common Stock.

(d) Accredited Investor. If so indicated in Section 3.28 of the Disclosure Schedule, such Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(e) Restricted Securities. Such Seller understands that the shares of Autobytel Common Stock he, she, or it is acquiring in the Merger are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Seller represents that he, she or it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Seller also understands that the shares of Autobytel Common Stock have not been registered under the Securities Act and have not been registered or qualified in any state in which they are offered and, thus, the Seller will not be able to resell or otherwise transfer his, her or its shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

(f) Reliance by Autobytel. Such Seller understands that the representations, warranties, covenants and acknowledgements set forth in this Section 3.29 constitute a material inducement to Autobytel entering into this Agreement.

(g) Authorization, Execution, Etc. Such Seller has duly executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and such Seller has the legal capacity and authority to execute this Agreement.

3.30 WARN Act. Section 3.30 of the Disclosure Schedule lists the name, job title, job site, date of Employment Loss, and type of Employment Loss (e.g., termination, layoff or reduction in work hours) of each employee of Target who has experienced an Employment Loss in the ninety (90) days preceding the date of this

Agreement (excluding employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six (6) of the twelve (12) months preceding the date of this Agreement). Except as set forth in this Agreement, Target does not presently intend to take any action that would result in an Employment Loss by any employee of Target between the date of this Agreement and the Closing Date. At the Closing, Target shall provide an update of Section 3.30 of the Disclosure Schedule to the extent necessary to disclose all such Persons who have experienced an Employment Loss on or before the Closing Date.

3.31 Representations Complete. None of the representations or warranties made by Target or any Seller herein or in any schedule or exhibit hereto or thereto, including the Disclosure Schedule, or certificate furnished by or on behalf of Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF AUTOBYTEL AND MERGER SUB

With respect to all of the representations, warranties, and covenants contained in this Article IV (except as set forth in a schedule hereto delivered to Target concurrently with the execution and delivery of this Agreement and making reference to the particular section of this Agreement to which an exception is being taken, the “Autobytel Disclosure Schedule”), Autobytel hereby makes the representations, warranties, and covenants to Target and the Sellers set forth in this Article IV as of the date hereof.

4.1 Organization and Qualification. Each of Merger Sub and Autobytel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on Autobytel. Each of Merger Sub and Autobytel has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Autobytel.

4.2 Authority; Governmental and Third Party Consents.

(a) Authority. Each of Merger Sub and Autobytel has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by

Autobytel and Merger Sub and the consummation by Autobytel and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Autobytel and Merger Sub. This Agreement has been duly and validly executed and delivered by Autobytel and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of Target, this Agreement constitutes a valid and binding agreement of Autobytel and Merger Sub, enforceable against Autobytel and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b) Governmental Consents. Other than in connection with, or in compliance with, the provisions of Delaware Law and Michigan Law with respect to the transactions contemplated hereby, the federal securities laws, and the securities laws of the various states, no authorization, consent or approval of, or filing with, any Governmental Entity or other third party is necessary for the consummation by Autobytel or Merger Sub of the transactions contemplated by this Agreement.

4.3 No Violation. Neither the execution and delivery of this Agreement by Autobytel and Merger Sub, nor the consummation by Autobytel and Merger Sub of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the certificate of incorporation or bylaws of Autobytel or Merger Sub, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Autobytel or Merger Sub under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Autobytel or Merger Sub, or by which either of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable state corporate and securities laws, conflict with or violate any order, judgment or decree, or to the knowledge of Autobytel, any statute, ordinance, rule or regulation applicable to Autobytel or Merger Sub, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Autobytel.

4.4 Issuance of Autobytel Common Stock. The shares of Autobytel Common Stock to be issued pursuant to Section 2.6 and, if applicable Section 8.6 hereof, when issued and delivered in accordance with the terms of this Agreement, the Certificate of Merger, the Michigan Merger Filing, and Autobytel’s Certificate of Incorporation, in exchange for the Target Common Stock, will be duly and validly issued, fully paid, and nonassessable, and will be free of all liens and restrictions on transfer other than those imposed on such shares by the holders thereof, the restrictions on transfer contained under applicable state and federal securities laws, and the restrictions on transfer contained in the Indemnification Escrow Agreement and the Registration Rights Agreement (including any lock-up agreement executed in connection therewith). Subject in part to the truth and accuracy of the representations of each holder of Target Common Stock (to be exchanged for shares of Autobytel Common Stock pursuant to Section 2.6 hereof) contained in Section 3.29 and in the Investor Questionnaires previously delivered to Autobytel by the Sellers, the offer, sale and issuance of the Autobytel Common Stock are exempt from the registration or qualification requirements of any applicable state and federal securities laws.

4.5 SEC Reports and Financial Statements. Autobytel has filed with the SEC copies of all forms, reports and documents (the “Autobytel SEC Documents”) required to be filed by it under the Securities Act or the Exchange Act. None of such Autobytel SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Autobytel SEC Document). The audited and unaudited financial statements of Autobytel included in any Autobytel SEC Document (the “Autobytel Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present the financial position of Autobytel as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements. Autobytel does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on its balance sheet as of December 31, 2003 (including the notes thereto and the other disclosures made in Autobytel’s Form 10-K for the year ended December 31, 2003, the “Autobytel Balance Sheet”) included in the Autobytel SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date. Since December 31, 2003, there has not occurred any change, event or condition that has resulted or is reasonably likely to result in a Material Adverse Effect on Autobytel, and since December 31, 2003, Autobytel has conducted its business consistent, in all material respects, with the description thereof contained in its Form 10-K for the year ended December 31, 2003. Autobytel is in compliance, in all material respects, with all applicable requirements of the Nasdaq National Market. The Nasdaq National Market is the only exchange on which Autobytel has applied to list its shares of common stock.

4.6 Board Approval. The Board of Directors of each of Autobytel and Merger Sub has approved this Agreement and the Merger.

4.7 Representations Complete. None of the representations or warranties made by Autobytel or Merger Sub herein or in any document to be delivered pursuant hereto, or in any schedule or exhibit hereto or thereto, including the Autobytel Disclosure Schedule, or certificate furnished by Autobytel or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.8 Brokers’ and Finders’ Fees. Autobytel has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby; it being understood that Autobytel has retained a financial advisor to deliver a fairness opinion in connection with the Merger.

4.9 Litigation. There is no suit, claim, action, or proceeding pending or, to the knowledge of Autobytel, threatened, against Autobytel which, if adversely determined, is reasonably likely to have a material effect on the ability of Autobytel to consummate the transactions contemplated by this Agreement.

4.10 Tax Matters.

(a) Merger Sub will continue the historic business of Target or use a significant portion of Target’s business assets in a business.

(b) Since the incorporation of Merger Sub, Autobytel has owned all of the issued and outstanding capital stock of Merger Sub, and there are no options or other rights to acquire any shares of capital stock of Merger Sub. Autobytel has no plan or intention to sell or otherwise dispose of any of the Merger Sub Common Stock, nor does Merger Sub or Autobytel have any plan or intention to (i) issue or cause Merger Sub to issue any shares of capital stock of Merger Sub or any options, warrants or other rights to acquire any shares of capital stock of Merger Sub, (ii) liquidate or dissolve Merger Sub, or (iii) merge or consolidate Merger Sub with and into any other Person.

(c) To the best knowledge of Autobytel, there is no plan or intention on the part of any of (i) Autobytel (or any predecessor or successor corporation), (ii) a corporation that, immediately before or immediately after such sale, exchange, or other disposition, is a member of an Affiliated Group (as defined below) of which Autobytel (or any predecessor or successor corporation) is a member, or (iii) a 50% Subsidiary of Autobytel to acquire Autobytel stock received by any Target shareholder in the Merger. For purposes of this representation, “Affiliated Group” shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if the common parent owns directly at least 80% of the total voting power of the stock and at least 80% of the total value of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations. For purposes of the preceding sentence “stock” does not include any stock which (a) is not entitled to vote, (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (c) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (d) is not convertible into another class of stock.

(d) Each of Autobytel’s and Merger Sub’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes.

(e) Following the Merger, Autobytel and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger.

(f) Neither Merger Sub nor Autobytel is and, at the Effective time, neither of them will be, an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(g) Neither Merger Sub nor Autobytel is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(h) On the date of the Merger, the fair market value of the assets of Merger Sub will exceed the sum of its liabilities, and the fair market value of Autobytel will exceed the sum of its liabilities.

ARTICLE V.

INTENTIONALLY OMITTED

ARTICLE VI.

ADDITIONAL AGREEMENTS; REPRESENTATIONS

6.1 Intentionally Omitted.

6.2 Public Disclosure. Unless otherwise permitted by this Agreement, Autobytel and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. In the event that such disclosure is so required, the party required to make the disclosure shall provide the other party with as much prior notice as is practicable and will in good faith cooperate with such party in preparing a mutually acceptable disclosure.

6.3 Intentionally Omitted.

6.4 Merger Filings. On the Closing Date, Merger Sub and Target shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and the Michigan Merger Filing and to cause such documents to be duly filed with the Secretary of State of Delaware and the Department of Labor & Economic Growth of the State of Michigan respectively, on the Closing Date.

6.5 Indemnification Escrow Agreement. Autobytel and the Sellers shall execute and deliver the Indemnification Escrow Agreement on or prior to the Closing Date.

6.6 Investor Questionnaires. Prior to the Effective Time, each of the Sellers shall have completed, executed, and delivered to Autobytel the Investor Questionnaire referred to in Section 3.28 hereof.

6.7 Blue Sky Laws. Autobytel shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Autobytel Common Stock in connection with the Merger, and Target and the Sellers shall use commercially reasonable efforts to assist Autobytel as may be necessary to comply with such securities and blue sky laws.

6.8 Target 401(k) Plan. Effective as of the day prior to the Closing Date, Target shall terminate its 401(k) and Profit Sharing Plan. No later than five (5) business days prior to the Closing Date, Target shall provide Autobytel with evidence that Target’s 401(k) and Profit Sharing Plan has been terminated (effective as of the day before the Closing Date) pursuant to a plan termination resolution adopted by Target’s Board of Directors.

6.9 Intentionally Omitted.

6.10 Limitations on Indemnification. The Sellers’ indemnification obligations under the Indemnification Escrow Agreement for Losses (as defined in the Indemnification Escrow Agreement) resulting from the failure of the Merger to constitute a reorganization within the meaning Section 368(a) of the Code shall be limited to Losses resulting from inaccurate representations and breaches of warranties and covenants set forth herein and in the Indemnification Escrow Agreement. Neither Autobytel, Merger Sub nor the Surviving Corporation indemnifies the Sellers against any determination by any taxing authority that all or part of the Merger Payment received hereunder is subject to Tax; it being understood that the Sellers shall bear any resulting Taxes, except to the extent such Taxes result from the breach by Autobytel or Merger Sub of any representation, warranty or covenant set forth herein.

6.11 Avoidance of Excess Parachute Payments. Target shall not permit any payment, benefit or accelerated vesting of benefits under any Plan, or permit any payment under this Agreement (including any payment in cancellation or settlement of Target Options and Target Warrants pursuant to Section 2.6(c)), to constitute an “excess parachute payment” within the meaning of Code Section 280G and its associated

Treasury Regulations. Subject to the provisions of this Agreement, including, but not limited to, Article V, the preceding sentence shall not prohibit Target from taking any action with respect to which the shareholder approval requirements of Section 280G(b)(5)(B) of the Code will be met on or before the Closing Date. Target shall satisfy any such shareholder approval requirements in a manner and based on documents that are acceptable to Autobytel.

ARTICLE VII.

CONDITIONS TO THE MERGER

7.1 Intentionally omitted.

7.2 Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Intentionally Omitted.

(b) Intentionally Omitted.

(c) Registration Rights Agreement. Autobytel shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit E dated the Effective Time.

(d) Opinion. Target shall have received an opinion of counsel for Autobytel in substantially the form attached hereto as Exhibit F.

(e) Trading Average. The Trading Average, without giving effect to any deemed Trading Average (i.e., without regard to the proviso at the end of the definition of Trading Average), shall be at least $9.18.

(f) Indemnification Escrow Agreement. Autobytel and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement.

7.3 Conditions to the Obligations of Autobytel and Merger Sub. The obligations of Autobytel and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Autobytel:

(a) Intentionally Omitted.

(b) Third Party Consents. Autobytel shall have been furnished with evidence satisfactory to it of the consent or waiver by the Persons listed on Schedule 7.3(b).

(c) Intentionally Omitted.

(d) Intentionally Omitted.

(e) Intentionally Omitted.

(f) Indemnification Escrow Agreement. The Indemnification Escrow Agreement attached hereto as Exhibit C shall have been duly executed and delivered by all of the parties thereto (other than Autobytel).

(g) Management Employment Agreements. The Consulting Agreement between Autobytel and Mark Campbell and the letter agreements, the Proprietary Interest Protection and Non-Solicitation Agreements, and the Mutual Agreements to Arbitrate between Autobytel and each of Jack Lintol and David Wassman, each of which is attached hereto as Exhibit D, shall have been executed and delivered by Mark Campbell, Jack Lintol and David Wassman, respectively.

(h) Opinion. Autobytel shall have received an opinion of counsel for Target in substantially the form attached hereto as Exhibit G.

(i) Stock Transfers. The Escrow Agent (as defined in the Indemnification Escrow Agreement) shall have received from each Seller duly executed (in blank) and delivered stock transfers covering all of the shares of Autobytel Common Stock to be held in escrow pursuant to that agreement.

(j) Intentionally Omitted.

(k) Pre-Closing Debt; Working Capital; Cash. As of immediately prior to the Effective Time, (i) Target’s Pre-Closing Debt shall not exceed $1,407,000 (ii) Target shall have at least $1,443,750 in Working Capital (including a maximum allowance of $75,000 for investment banking, legal, accounting, and other professional fees or expenses incurred by Target in connection with the Merger and the transaction contemplated hereby) and (iii) Target’s Cash shall be at least $150,000.

(l) Trading Average. The Trading Average, without giving effect to any deemed Trading Average (i.e., without regard to the proviso at the end of the definition of Trading Average), shall not be greater than $15.18.

(m) Certificate as to Pre-Closing Debt, Cash, and Excess Working Capital. Autobytel shall have been provided with a certificate executed on behalf of Target by its Chief Financial Officer setting forth Target’s good faith estimate of the amount of Target’s (a) Pre-Closing Debt, (b) Cash, and (c) Working Capital, in each case prior to any payments described in Section 2.6. In addition, if, by application of Section 2.6(b), Target is required to pay down Pre-Closing Debt with the Excess Amount, the above described certificate shall specify the party or parties to whom such Excess Amount (or portion thereof) has been paid and the amount of each such payment.

(n) Termination of Plan. Autobytel shall have received evidence that Target’s 401(k) and Profit Sharing Plan has been terminated (effective as of the day before the Closing Date) pursuant to a plan termination resolution adopted by Target’s Board of Directors in accordance with Section 6.8 hereof.

(o) Articles of Incorporation; Certificate of Good Standing. Target shall deliver to Autobytel (i) its Articles of Incorporation, and (ii) a good standing certificate, in each case, as certified by the Department of Labor and Economic Growth of the State of Michigan within five (5) days prior to the Closing.

(p) Insurance. Target shall provide evidence, reasonably satisfactory to Autobytel, that it has obtained an extension or “tail” to its existing Directors & Officers Liability Coverage Policy, Employment Practices Liability Coverage Policy, and Fiduciary Liability Coverage Policy with Chubb Group of Insurance Companies, which policies (as so extended) shall cover, for a period of six (6) years after the Effective Time, acts and omissions that occurred prior to the Effective Time; it being understood that the costs of such extensions shall be paid by Autobytel.

(q) Series A Settlement Agreement. Autobytel shall have been provided with a copy of the Series A Settlement Agreement signed by each of the parties thereto, which Series A Settlement Agreement shall be reasonably acceptable to Autobytel.

(r) Option Exercise Agreements; Option Termination Agreements. Autobytel shall have been provided with a copy of the Option Exercise Agreements and Option Termination Agreements signed by each of the parties thereto, which agreements shall be reasonably acceptable to Autobytel.

ARTICLE VIII.

POST-CLOSING AUDIT

8.1 Intentionally Omitted.

8.2 Intentionally Omitted.

8.3 Intentionally Omitted.

8.4 Intentionally Omitted.

8.5 Intentionally Omitted.

8.6 Post Closing Audit.

(a) Working Capital, Cash, and Pre-Closing Debt. Autobytel shall use commercially reasonable efforts to complete an examination (which shall be performed in accordance with GAAP applied consistently with Target’s past practice and the methodology set forth on Exhibit H) of Target’s financial books and records no later than forty five (45) days after the Effective Time (the actual date of completion of such examination, the “Audit Date”). At Autobytel’s discretion, such examination may include an audit performed by a third party accounting firm selected by Autobytel and, in such case, the appropriate officers of Target shall execute any management representation letters or other documents reasonably required by such accounting firm in order to complete such audit. No later than five (5) business days after the Audit Date, Autobytel shall provide to Mark Campbell, on behalf of the Sellers (the “Sellers’ Representative”), in writing (the “Audit Notice”) its determination of the actual amount of Working Capital, Cash and Pre-Closing Debt of Target (in each case as of the close of business on the day immediately preceding the Closing Date and not as of the close of business on March 31, 2004), as set forth in the completed examination, and the Recalculation (as defined in Section 8.6(b)(ii)). If the Sellers’ Representative does not agree with such determination of Working Capital, Cash, Pre-Closing Debt, or the Recalculation, (i) he shall deliver written notice (the “Sellers Notice”) thereof to Autobytel no later than thirty (30) calendar days after the delivery of the Audit Notice, (ii) upon reasonable notice, the Surviving Corporation shall afford the Sellers’ Representative and his accountants, counsel and other representatives reasonable access during normal business hours to the Surviving Corporation’s books and records (and the work papers of any third party accounting firm engaged as described above) for the sole purposes of allowing them to determine the Working Capital, Cash, and/or Pre-Closing Debt amounts (in each case as of the close of business on the day immediately preceding the Closing Date and not as of the close of business on March 31, 2004) and/or to calculate the Recalculation, and (iii) Autobytel and the Sellers’ Representative shall cooperate in good faith to resolve any disagreements among them. If the Sellers Notice is not timely delivered within such thirty (30) day period, then the amounts of Working Capital, Cash, Pre-Closing Debt, and the Recalculation, as reflected in the Audit Notice, shall be final and binding. Notwithstanding any provision of this Agreement or any agreement contemplated hereby, if Autobytel and the Sellers’ Representative cannot resolve their differences within ten (10) business days after delivery of the Sellers Notice, then Autobytel, on the one hand, and the Sellers’ Representative, on the other hand, shall mutually select an internationally recognized accounting firm to resolve the matter and the conclusion of such internationally recognized accounting firm shall be final and binding on both Autobytel and the Sellers. The fees and expenses of the internationally recognized accounting firm shall be shared equally between Autobytel, on the one hand, and the Sellers, on the other hand.

(b) Recalculation of Merger Consideration.

(i) Acknowledgement. The parties acknowledge and agree that the amount of Merger Payment to be paid to the Sellers is to be based, in part, on the actual amount of Working Capital, Cash, and Pre-Closing Debt of Target as of the close of business on the day immediately preceding the Closing Date (and not as of the close of business on March 31, 2004), as such amounts impact the value of the assets Autobytel shall acquire in the Merger. The parties also acknowledge and agree that the calculations made pursuant to Section 2.6(a), Section 2.6(b), and Section 2.6(c) will be made pursuant to Target’s good faith estimates of Working Capital and Cash (as of the close of business on March 31, 2004), and Pre-Closing Debt (as of the close of business on April 14, 2004) and estimates and rounding of fractional share interests as more fully described in Section 2.6(a) and Section 2.6(c), and, as such, the number of shares of Autobytel Common Stock and the amount of Merger Cash issuable or payable to the Sellers pursuant to Section 2.6(a) and Section 2.6(c), as calculated as of the Effective Time, may not be the same as the amounts to which the Sellers would be entitled had the actual amount of Working Capital, Cash, and Pre-Closing Debt been ascertainable by the parties as of the close of business on the day immediately preceding the Closing Date or had the Rounding Errors not been made in computing the shares of Autobytel Common Stock issuable and cash payable. Accordingly, the parties agree that the Merger Payment may need to be adjusted following the examination described in Section 8.6(a) in the manner provided in this Section 8.6(b) and Section 8.6(c).

(ii) As used in this Agreement, the term “Recalculation” shall mean the recalculation of the calculations made immediately prior to the Effective Time pursuant to Section 2.6(a), Section 2.6(b), and Section 2.6(c), substituting in the place of the amounts of Excess Working Capital, Excess Cash, and Pre-Closing Debt estimated as of the close of business on the day immediately preceding the Closing Date, the amounts of Actual Excess Working Capital, Actual Excess Cash, and Actual Pre-Closing Debt and the effect, if any, of such recalculation on the number of shares of Autobytel Common Stock and amount of Merger Cash to which the Sellers are entitled pursuant to Section 2.6(a) and Section 2.6(c). It is the intent of the parties that the Recalculation have the effect of calculating the number of shares of Autobytel Common Stock and the amount of Merger Cash to which the Sellers would be entitled if the actual amount of Working Capital, Cash, and Pre-Closing Debt had been ascertainable by the parties as of the close of business on the day immediately preceding the Closing Date, and correcting any Rounding Errors.

(c) Merger Payment Adjustments. If, after the determinations made pursuant to Section 8.6(b) have become final and binding (the “Final Merger Payment Determination”), whether as a result of the failure of the Sellers’ Representative to deliver the Sellers Notice, mutual agreement of the parties, decision of the internationally recognized accounting firm, or otherwise:

(i) the number of shares of Autobytel Common Stock and the amount of Merger Cash to which each Seller is entitled, as initially calculated pursuant to Section 2.6(a), Section 2.6(b) and Section 2.6(c), is equal to the number of shares of Autobytel Common Stock and the amount of Merger Cash to which each Seller is entitled, as set forth in the Final Merger Payment Determination, then Autobytel and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute the Holdback Escrowed Consideration to the Sellers in accordance with the Indemnification Escrow Agreement;

(ii) the number of shares of Autobytel Common Stock to which any Seller is entitled, as initially calculated pursuant to Section 2.6(a), Section 2.6(b) and Section 2.6(c), is less than the number of shares of Autobytel Common Stock to which such Seller is entitled, as set forth in the Final Merger Payment Determination, then (A) Autobytel shall issue to such Seller a number of shares of Autobytel Common

Stock equal to the difference, and (B) Autobytel and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute to such Seller such Seller’s Pro Rata Share of the portion of the Holdback Escrowed Consideration comprised of shares of Autobytel Common Stock in accordance with the Indemnification Escrow Agreement.

(iii) the amount of Merger Cash to which any Shareholder is entitled, as initially calculated pursuant to Section 2.6(a) and Section 2.6(b), is less than the amount of Merger Cash to which such Shareholder is entitled, as set forth in the Final Merger Payment Determination, then (A) Autobytel shall pay to such Seller the difference, and (B) Autobytel and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute to such Seller such Seller’s Pro Rata Share of the Holdback Escrowed Consideration comprised of cash in accordance with the Indemnification Escrow Agreement;

(iv) the number of shares of Autobytel Common Stock to which any Seller is entitled, as initially calculated pursuant to Section 2.6(a), Section 2.6(b) and Section 2.6(c), is greater than the number of shares of Autobytel Common Stock to which such Seller is entitled, as set forth in the Final Merger Payment Determination, then Autobytel and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute (A) to Autobytel, from the portion of the Holdback Escrowed Consideration comprised of shares of Autobytel Common Stock, that number of shares of Autobytel Common Stock equal to the difference, and (B) to such Seller, such Seller’s Pro Rata Share of any remaining shares of Autobytel Common Stock (less the distribution required by clause (A) of this subparagraph (iv)), in accordance with the Indemnification Escrow Agreement; provided, that if such Seller’s Pro Rata Share of the number of shares of Autobytel Common Stock comprising the Holdback Escrowed Consideration is insufficient to make up the difference described in clause (A) of this subparagraph (iv), then in addition to the shares distributed to Autobytel pursuant to clause (A), such Seller shall also deliver to Autobytel the remaining shortfall, and the instruction described in clause (B) of this subparagraph (iv) shall not be made; and/or

(v) the amount of Merger Cash to which any Shareholder is entitled, as initially calculated pursuant to Section 2.6(a) and Section 2.6(b), is greater than the amount of Merger Cash to which such Shareholder is entitled, as set forth in the Final Merger Payment Determination, then Autobytel and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute (A) to Autobytel, from the portion of the Holdback Escrowed Consideration comprised of Merger Cash, that amount of Merger Cash equal to the difference, and (B) to such Shareholder, such Shareholder’s Pro Rata Share of any remaining cash (less the distribution described in clause (A) of this subparagraph (v)), in accordance with the Indemnification Escrow Agreement; provided, that if the amount of cash comprising such Seller’s Pro Rata Share of the Holdback Escrowed Consideration is insufficient to make up the difference described in clause (A) of this subparagraph (v), then in addition to the amount distributed to Autobytel pursuant to clause (A) of this subparagraph (v), such Seller shall also deliver to Autobytel the remaining shortfall, and the instruction described in clause (B) of this subparagraph (v) shall not be made.

(d) No Fractional Shares. The parties acknowledge and agree that the calculation of the adjustments in Section 8.6(b) and the elimination of Rounding Errors used to calculate the shares of Autobytel Common Stock issued and the cash paid at the Effective Time to any Seller may result in a determination that fractional shares of Autobytel Common Stock are issuable to, or to be surrendered by, such Seller. No fraction of a share of Autobytel Common Stock will be issued by Autobytel or delivered by any Seller (or the Escrow Agent) as a result of this Section 8.6, but in lieu thereof, Autobytel or such Seller (or the Escrow Agent), as applicable, shall deliver to the other an amount of cash (rounded to the nearest whole cent) equal to such fraction multiplied by the Trading Average. The number of shares of Autobytel Common Stock deliverable pursuant to this Section 8.6 (after aggregating all fractional shares of Autobytel Common Stock deliverable to or by any one party) shall be rounded down to the nearest whole share of Autobytel Common Stock. Furthermore, the fractional share interests of any Seller will be aggregated so that such Seller shall not receive cash for fractional shares in an amount equal to or greater than the value of one full share of Autobytel Common Stock valued at the Trading Average, unless otherwise necessary to ensure the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, in which case, Autobytel Common Stock shall be valued as of the Effective Time.

(e) Adjustments to Preserve Tax Free Merger Status. The provisions provided in this Section 8.6 are subject to Section 2.6(b)(iii). Furthermore, nothing in this Agreement is intended to prevent Autobytel from acquiring at least seventy percent (70%) of the gross assets and ninety percent (90%) of the net assets of Target, and Autobytel, Target and the Sellers hereby agree to apply the provisions of this Agreement so that Autobytel will indeed acquire at least seventy percent (70%) of the fair market value of the gross assets and ninety percent (90%) of the fair market value of the net assets of Target.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered to a party at the address set forth for that party below (a) when hand delivered to the party, (b) when sent by facsimile to the number set forth below if sent between 12:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 12:00 a.m. and 5:00 p.m. recipient’s local time on a business day, as long as there exists evidence of a successful transmission in the form of a transmission receipt from the sending machine, (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the party at the address set forth below, or (d) the next business day after deposit with a nationally recognized overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 9.1 by giving the other parties written notice of the new address in the manner set forth above.

(a)	if to Autobytel or Merger Sub, to:

Autobytel Inc.

18872 MacArthur Blvd.

Irvine, CA 92612-1400

Attention: General Counsel

Facsimile No.: (949) 862-1323

Telephone No.: (949) 862-3016

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Attention: Peter Tennyson, Esq.

Facsimile No.: (714) 979 1921

Telephone No.: (714) 668-6237

(b)	if to Target or any Seller, to:

Mark Campbell

1723 E. Maple Street

Bellingham, WA 98229

Telephone No.: 1-800-MARKCAMPBELL

(c)	with a copy to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attention: Samuel T. Stahl, Esq.

Facsimile No.: (313) 465-7567

Telephone No.: (313) 465-7566

9.2 Counterparts Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be considered an original and all of which shall be deemed one and the same agreement.

9.3 Entire Agreement. This Agreement and the documents and instruments and other agreements referred to herein, including the exhibits and schedules hereto and thereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements and understandings of the parties with respect thereto, whether oral or written, other than the Confidentiality Agreement, dated October 30, 2003, between Autobytel and Target, as amended.

9.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted in a manner reasonably calculated to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Remedies Cumulative. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law, except to the extent that the laws of the State of Delaware govern the effectiveness of the Merger and the laws of the State of Michigan govern the filing of the Michigan Merger Filing.

9.7 Dispute Resolution and Arbitration.

(a) Other than as set forth in Section 8.6 hereof, any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or any agreement, schedule or exhibit contemplated hereby or entered into pursuant hereto, or the performance, breach or termination hereof or thereof, shall be submitted to binding arbitration, and any such Dispute shall be decided by one (1) arbitrator mutually agreeable to Autobytel and the Sellers’ Representative. If Autobytel and the Sellers’ Representative cannot agree on one (1) arbitrator, the Dispute shall be submitted to the American Arbitration Association (“AAA”) in Phoenix, Arizona, and AAA shall appoint an arbitrator to resolve the Dispute under its Commercial Arbitration Rules. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, if the arbitrator determines that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

(b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Phoenix, Arizona under the Commercial Arbitration Rules then in effect of AAA. Each party to an arbitration shall pay its own costs and expenses relating to such arbitration, and Autobytel, on the one hand, and Target and/or the Sellers, on the other hand, shall share equally the fees and costs of the arbitrator and the administrative costs of the arbitration, in each case, unless otherwise determined by the arbitrator.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Assignment. Neither Autobytel, on the one hand, nor Target or any Seller, on the other hand, may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other.

9.10 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement, except as expressly provided in this Agreement.

9.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.12 Amendments. Subject to Section 8.4, from and after the Effective Time any term of this Agreement may be amended only with the written consent of Autobytel, the Surviving Corporation, and the Majority Holders.

9.13 Waivers. Subject to Section 8.5, from and after the Effective Time, the observance of any term of this Agreement may be waived only with the written consent of the party entitled to enforce such term; provided, that Autobytel may waive on behalf of itself and the Surviving Corporation, and the Majority Holders may waive on behalf of Target and the Sellers.

9.14 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

AUTOBYTEL INC.

By:	/s/ Jeffrey Schwartz
Name:	Jeffrey Schwartz
Title:	Chief Executive Officer and President

AUTOBYTEL BEDROCK CORP.

By:	/s/ Ariel Amir
Name:	Ariel Amir
Title:	Vice President

STONEAGE CORPORATION

By:	/s/ Mark Campbell
Name:	Mark Campbell
Title:	Chief Executive Officer

SELLERS:

Shareholders

By:	/s/ Mark Campbell
Mark Campbell

By:	/s/ Benjamin Forta
Benjamin Forta

By:	/s/ Michael Gargano
Michael Gargano

By:	/s/ Todd Webber
Todd Webber

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

Shareholders

By:	/s/ Richard P. Eidswick
Richard P. Eidswick

Bedrock MAJEC Partnership

By:	/s/ Josh Mondry
Name:	Josh Mondry
Title:	Partner

By:	/s/ David Wassman
David Wassman

By:	/s/ Jack Lintol
Jack Lintol

By:	/s/ Don Campbell
Don Campbell

By:	/s/ Michael Singer
Michael Singer

By:	/s/ Kevin Goddard
Kevin Goddard

By:	/s/ Matt McDonald
Matt McDonald

By:	/s/ Famous Rhodes
Famous Rhodes

By:	/s/ Staci Campbell
Staci Campbell

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

Series A Holders

Arbor Venture Partners, L.L.C.
By:	Arbor Partners, L.L.C., Manager

By:	/s/ Richard P. Eidswick
Name:	Richard P. Eidswick
Title:	Managing Partner

By:	/s/ Richard P. Eidswick

By:	/s/ Patricia L. Eidswick
Richard P. Eidswick and Patricia L.
Eidswick, Joint Tenants with Right of
Survivorship

By:	/s/ Kevin Kalkoven
Kevin Kalkhoven

Hexagon Investments LLC

By:	/s/ Michael J. Hipp
Name:	Michael J. Hipp
Title:	Executive Vice President

Bedrock MAJEC Partnership

By:	/s/ Josh Mondry
Name:	Josh Mondry
Title:	Partner

EBR Holdings II Limited Partnership

By:	EBR, Inc., General Partner

By:	/s/ Lowell Potiker
Name:	Lowell Potiker
Title:	President

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

Series A Holders

Hochberg Charitable Remainder Uni-Trust #1

By:	/s/ Steve Hochberg
Name:	Steve Hochberg
Title:	Trustee

Hochberg Charitable Remainder Uni-Trust #2

By:	/s/ Steve Hochberg
Name:	Steve Hochberg
Title:	Trustee

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]